BIMINI CAPITAL MANAGEMENT ANNOUNCES
SECOND QUARTER 2010 RESULTS

•	Second Quarter Income from Continuing Operations of $0.5 Million
•	MBS Portfolio Remains 100% Invested in Agency MBS
•	Company to Discuss Results on Thursday, August 5, at 8:30 a.m. ET

VERO BEACH, Fla. (August 2, 2010) - Bimini Capital Management, Inc. (OTCBB:BMNM) ("Bimini Capital" or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended June 30, 2010.  The Company reported income from continuing operations of $0.5 million for the three month period ended June 30, 2010, compared with income from continuing operations of $34.4 million for the three month period ended June 30, 2009. Including discontinued operations, the Company today reported net income of $0.4 million for the three month period ended June 30, 2010, compared with net income of $31.9 million for the three month period ended June 30, 2009.  Bimini Capital recorded a $32.4 million gain on the extinguishment of trust preferred debt in the second quarter of 2009; this gain impacts the comparability of 2009’s results to 2010.

Details of Second Quarter 2010 Results of Operations

The Company's second quarter income from continuing operations of $0.5 million included net interest income of $1.2 million, net gain on trading securities of $0.8 million, audit, legal and other professional fees of $0.7 million, compensation and related benefits of $0.4 million, and other operating, general and administrative expenses of $0.4 million. During the second quarter, the Company sold mortgage-backed securities (MBS) with a market value at the time of sale of $4.5 million, resulting in a realized gain of $0.1 million (based on security prices from March 31, 2010).  The remaining net gain on trading securities was due to fair value adjustments for the period.

Highlights of the MBS Portfolio

As of June 30, 2010, Bimini Capital’s MBS portfolio consisted of $97.6 million of agency or government MBS at fair value, all of which were classified as trading.  This portfolio had a weighted average coupon of 4.56% and a net weighted average repurchase agreement borrowing cost of 0.33%. The following tables summarize Bimini Capital’s agency and government mortgage related securities as of June 30, 2010 and December 31, 2009:

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BMNM Announces Second Quarter 2010 Results

August 3, 2010

(in thousands)

Asset Category	Fair Value	Percentage of Entire Portfolio	Weighted Average Coupon	Weighted Average Maturity in Months	Longest Maturity	Weighted Average Coupon Reset in Months	Weighted Average Lifetime Cap	Weighted Average Periodic Cap
June 30, 2010
Adjustable-Rate MBS	$12,539	12.9%	2.81%	213	1-Mar-32	5.09	11.56%	6.88%
Fixed-Rate MBS	32,672	33.5%	5.19%	193	1-Oct-37	n/a	n/a	n/a
Hybrid Adjustable-Rate MBS	30,060	30.8%	3.83%	352	1-Dec-39	52.03	8.83%	2.00%
Total Mortgage-backed Pass-through	75,271	77.2%	4.25%	262	1-Dec-39	38.22	9.64%	3.03%
Derivative MBS	22,282	22.8%	5.61%	269	15-Aug-38	n/a	n/a	n/a
Total Mortgage Assets	$97,553	100.0%	4.56%	262	1-Dec-39	38.22	n/a	3.03%
December 31, 2009
Adjustable-Rate MBS	$32,598	27.2%	3.75%	261	1-Oct-35	4.87	11.16%	10.34%
Fixed-Rate MBS	5,242	4.4%	6.50%	333	1-Oct-37	n/a	n/a	n/a
Hybrid Adjustable-Rate MBS	67,036	56.0%	4.45%	338	1-Dec-39	40.27	9.45%	2.00%
Total Mortgage-backed Pass-through	104,876	87.6%	4.33%	305	1-Dec-39	28.69	10.01%	4.40%
Derivative MBS	14,793	12.4%	5.59%	240	25-Jan-39	n/a	n/a	n/a
Total Mortgage Assets	$119,669	100.0%	4.49%	305	1-Dec-39	28.69	n/a	4.40%

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BMNM Announces Second Quarter 2010 Results

August 3, 2010

(in thousands)

	June 30, 2010		December 31, 2009
Agency	Fair Value	Percentage of Entire Portfolio	Fair Value	Percentage of Entire Portfolio
Fannie Mae	$79,694	81.69%	$108,775	90.9%
Freddie Mac	17,859	18.31%	10,894	9.1%
Total Portfolio	$97,553	100.00%	$119,669	100.0%

Entire Portfolio	June 30, 2010	December 31, 2009
Weighted Average Pass Through Purchase Price	$103.88	$103.13
Weighted Average Derivative Purchase Price	$5.50	$4.66
Weighted Average Pass Through Current Price	$105.41	$103.79
Weighted Average Derivative Current Price	$6.09	$4.93
Effective Duration (1)	(2.223)	1.593

(1) Effective duration of (2.223) indicates that an interest rate increase of 1.0% would be expected to cause a 2.223% increase in the value of the MBS in the Company’s investment portfolio at June 30, 2010.  An effective duration of 1.593 indicates that an interest rate increase of 1.0% would be expected to cause a 1.593% decline in the value of the MBS in the Company’s investment portfolio at December 31, 2009. These figures include the derivative securities in the portfolio.

Under the Company’s current investment strategy, the Company allocates capital to two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”), and the derivative MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The PT MBS sub-portfolio is encumbered under repurchase agreement funding, while the derivative MBS sub-portfolio is not.  As a result of being encumbered, the PT MBS sub-portfolio requires the Company to maintain cash balances to meet price and/or prepayment related margin calls from lenders.  At December 31, 2009, the capital allocation (equity in pledged PT MBS, available cash and unencumbered assets) to the PT MBS was 48%, considerably lower than the 56% allocation at December 31, 2008.  During the first six months of 2010, the Company has taken additional steps to alter our capital allocation between our sub-portfolios. In anticipation of continued agency buy-out activity and the resulting higher levels of prepayments, coupled with very robust valuations of PT MBS, the Company has been allocating capital away from PT MBS.   As a result, the portfolio has been repositioned to reduce prepayment related margin call activity and avoid excessive price related margin call activity that may occur in the future.  At June 30, 2010, the capital allocation to the PT MBS was 23%, with the balance in derivative MBS.

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BMNM Announces Second Quarter 2010 Results

August 3, 2010

Prepayments rates on the two MBS sub-portfolios were as follows: (in CPR)

	Q2 2009	Q1 2010	Q2 2010
PT MBS	9.1%	9.2%	27.8%
Derivative MBS	22.0%	33.3%	44.9%
Total	11.7%	28.8%	42.1%

REIT Taxable Income and Dividends

The REIT incurred an estimated REIT taxable loss for the six months ended June 30, 2010 of $3.0 million. For the six months ended June 30, 2010, the Company recorded approximately $0.6 million of capital gains related to sales of mortgage backed securities. As of June 30, 2010, the Company has approximately $56.6 million of capital loss carry-forwards that are available  to offset future capital gains for tax purposes, and a $3.7 million REIT tax net operating loss carryforward that is available to offset future REIT taxable income.

On June 29, 2010, the Board of Directors of Bimini Capital declared a common stock dividend of $0.03 per share of Class A Common Stock related to estimated taxable income expected for the full year ending December 31, 2010.  The second quarter dividend was paid on July 30, 2010, to holders of record on July 15, 2010.

REIT taxable income/(loss) is a term that describes the Company's operating results calculated in accordance with rules and regulations promulgated pursuant to the Internal Revenue Code. The Company's REIT taxable income/(loss) is computed differently from net income as computed in accordance with generally accepted accounting principles (GAAP) as reported in the Company's consolidated financial statements. Depending on the number and size of the various items or transactions being accounted for differently, the differences between REIT taxable income or loss and GAAP net income or loss can be substantial and each item can affect several reporting periods. Generally, these items are timing or temporary differences between years; for example, an item that may be a deduction for GAAP net income/loss in the current year may not be a deduction for REIT taxable income/loss until a later year.

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BMNM Announces Second Quarter 2010 Results

August 3, 2010

    In order to maintain its qualification as a REIT, the Company is required (among other things) to annually distribute dividends to its stockholders in an amount at least equal to, generally, 90% of the Company's REIT taxable income. Additionally, as a REIT, the Company may be subject to a federal excise tax if it distributes less than 85% of its REIT taxable income by the end of the calendar year. Accordingly, the Company's dividends are largely based on REIT taxable income, as determined for federal income tax purposes as opposed to its net income computed in accordance with GAAP.  Dividends are paid if, when, and as declared by the Company's Board of Directors.

Book Value Per Share

The Company's Book Value Per Share at June 30, 2010 was $1.03. Book Value Per Share is regularly used as a valuation metric by various equity analysts that follow the Company and may be deemed a non-GAAP financial measure pursuant to Regulation G. The Company computes Book Value Per Share by dividing total stockholders' equity (or deficit) by the total number of shares outstanding of the Company's Class A Common Stock. At June 30, 2010, the Company's consolidated stockholders' equity was $10.3 million with 10,085,281 Class A Common shares outstanding. At June 30, 2010, the Company had $4.4 million in cash and cash equivalents.

Management Commentary

Commenting on the Company's second quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, "So far in 2010 the major event in the mortgage backed securities market was the delinquent loan buyouts announced by Fannie Mae and Freddie Mac. Pursuant to these announcements, all loans in MBS pools delinquent 120 days or more have been, or will be, repurchased.  The preponderance of the Company’s MBS portfolio exposure has, and continues to be, to Fannie Mae.  Since Fannie Mae announced that their buyouts would occur with the highest coupon mortgages first, and occur over several months, the Company was able to reposition the pass-through sub-portfolio and avoid excessive pay-downs.  Initially, we also took steps to reposition the derivative sub-portfolio away from higher coupon, newer origination mortgages."

Mr. Cauley continued, “We reduced the size of our pass-through sub-portfolio in anticipation of the Fannie Mae and Freddie Mac buyouts late in the first quarter.  Since March 31, 2010, we have rebuilt the pass-through sub-portfolio somewhat now that the Agency buyout activity is mostly behind us, and we added mortgages with shorter maturities.  Our capital allocation to the derivative sub-portfolio at June 30, 2010 was also greater than at 2009 year end (77% versus 52%), although this percentage has come down since the end of the first quarter of 2010.  With the derivative sub-portfolio, we have selectively added exposure to sectors that have experienced heavy delinquency related buy-out activity.  We suspect most of the poor credit borrowers have been removed, and those that remain still face limited prepayment options. Such securities still trade to fairly high prepayment assumptions.  Going forward, we continue to leverage our expertise in the MBS market as we deploy our capital opportunistically in an effort to enhance our earnings and protect our capital base. We look forward to focusing on managing our MBS portfolio rather than dealing with the events of the past few years.”

BMNM Announces Second Quarter 2010 Results

August 3, 2010

    The Company has scheduled an online Web simulcast and conference call to discuss these announcements that will begin at 8:30 a.m. ET, Thursday, August 5, 2010. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue until August 6, 2010. A link to these events will be available at the Company's website www.biminicapital.com. Those persons without Internet access may listen to the live call by dialing (888) 801-6507 or (913) 981-5518, confirmation code: 7394419.

    The following is a presentation of the unaudited quarterly results of operations for each of the previous four quarters.  (For all periods presented the per share amounts reflect the one-for-ten share reverse stock split effective March 12, 2010).

(in thousands, except per share data)
	Quarters Ended
	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010
Interest income	$2,882	$1,785	$1,898	$1,810
Interest expense	(69)	(60)	(68)	(53)
Net interest income, before junior subordinated debt interest	2,813	1,725	1,830	1,757
Interest on junior subordinated debt	(1,058)	(665)	(550)	(550)
Net interest income	1,755	1,060	1,280	1,207
Other income (expense)	1,274	9,840	(1,903)	811
Total net revenues (deficiency in revenues)	3,029	10,900	(623)	2,018
Direct REIT operating expenses	146	148	147	150
General and administrative expenses	577	1,666	1,264	1,338
Income taxes	-	145	(15)	-
Total expenses	723	1,959	1,411	1,488
Income (loss) from continuing operations	2,306	8,941	(2,019)	531
Discontinued operations, net of tax	200	234	1,010	(161)
Net income (loss)	$2,506	$9,175	$(1,009)	$370
Basic Net Income (Loss) Per Share:
Class A Common Stock
Continuing operations	$0.80	$3.10	$(0.24)	$0.05
Discontinued operations	0.07	0.08	0.12	(0.01)
Total	$0.87	$3.18	$(0.12)	$0.04
Class B Common Stock
Continuing operations	$0.80	$3.14	$(0.24)	$0.05
Discontinued operations	0.07	0.08	0.12	(0.02)
Total	$0.87	$3.22	$(0.12)	$0.03
Diluted Net Income (Loss) Per Share:
Class A Common Stock
Continuing operations	$0.80	$1.27	$(0.24)	$0.05
Discontinued operations	0.07	0.03	0.12	(0.01)
Total	$0.87	$1.30	$(0.12)	$0.04
Class B Common Stock
Continuing operations	$0.80	$2.00	$(0.24)	$0.05
Discontinued operations	0.07	0.04	0.12	(0.02)
Total	$0.87	$2.04	$(0.12)	$0.03

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BMNM Announces Second Quarter 2010 Results

August 3, 2010

About Bimini Capital Management, Inc.

    Bimini Capital Management, Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com

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